Exhibit 99.1
San Juan Basin Royalty Trust
TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116
NEWS RELEASE
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, August 19, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,117,604.36 or $0.217075 per unit, based principally upon production during the month of June 2005. The distribution is payable September 15, 2005, to unit holders of record as of August 31, 2005.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,629,540 Mcf (3,867,970 MMBtu). Dividing revenues by production volume yielded an average gas price for June 2005 of $5.25 per Mcf ($4.93 per MMBtu) as compared to $6.35 per Mcf ($5.91 per MMBtu) for May 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,659,473. Lease operating expense was $1,744,495 and taxes were $2,208,397.

Contact:	San Juan Basin Royalty Trust Lee Ann Anderson, Vice President and Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936

Website: www.sjbrt.com e-mail: sjt@texasbank.com